                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 1)(1)

                              La-Z Boy Incorporated
 -------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $1.00 PAR VALUE
 -------------------------------------------------------------------------------
                         (Title of class of securities)

                                   505336 10 7
 -------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
 -------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 March 28, 2007
 -------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            NOTE.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  SEE Rule
13d-7(b) for other parties to whom copies are to be sent.

                           (Continued on following pages)
                                (Page 1 of 12 Pages)

--------
      (1)   The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 2 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Investments, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 3 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Offshore Portfolio Company, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 4 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Cayman GP, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 5 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 6 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Holdings, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 7 of 12 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Matthew L. Feshbach
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                   AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   3,618,218 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              3,618,218 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                   3,618,218 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    7.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 8 of 12 Pages
------------------------                                  ----------------------

      The  following  constitutes  Amendment  No.  1  ("Amendment  No.  1") to
Schedule  13D, as amended to date,  filed by the  undersigned  (the  "Schedule
13D").  Except as  specifically  amended by this Amendment No. 1, the Schedule
13D remains in full force and effect.

Item 3 is hereby amended in its entirety to read as follows

Item 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

            As of March 29, 2007, MLF Offshore owned  3,618,218  Shares of the
Issuer. MLFI, Mr. Feshbach,  MLF Cayman, MLF Holdings,  and MLF Capital may be
deemed to  beneficially  own the Shares owned by MLF Offshore.  The funds used to purchase  such Shares came from the working  capital of MLF  Offshore.  The aggregate cost of such Shares is approximately $45,076,717.

Items 5(a) through (c) are hereby amended in their entirety as follows:

Item 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) The aggregate percentage of Shares reported owned by each person named herein is based upon 51,372,312 Shares outstanding as of January 27, 2007, which is the total  number of Shares  outstanding  as reported  in the  Issuer's
Quarterly  Report on Form 10-Q, for the quarterly period ended January 27, 2007, as filed with the Securities and Exchange Commission on February 13, 2007.

            As of the close of business  on March 29,  2007,  each of MLFI,  MLF
Offshore,  MLF Cayman, MLF Holdings and MLF Capital beneficially owned 3,618,218
Shares, constituting approximately 7.0% of the Shares outstanding.

            (b) Each of Mr.  Feshbach,  MLFI,  MLF  Offshore,  MLF  Cayman,  MLF
Holdings  and MLF  Capital  share the power to vote and dispose or to direct the vote and disposition of 3,618,218 Shares, or 7.0% of the Shares outstanding.

            (c) Schedule A annexed hereto lists all  transactions  in the Shares since the  filing of the  Schedule  13D by the  Reporting  Persons.  All of such transactions were effected in the open market.

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 9 of 12 Pages
------------------------                                  ----------------------

                                     SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 29, 2007

                                    /s/ Matthew L. Feshbach
                                    ------------------------------------
                                    MATTHEW L. FESHBACH

                                    MLF INVESTMENTS, LLC

                                    By: /s/ Matthew L. Feshbach
                                        --------------------------------
                                        Name: Matthew L. Feshbach
                                        Title: Managing Member

                                    MLF OFFSHORE PORTFOLIO COMPANY, L.P.

                                    By: MLF Cayman GP, Ltd.
                                        Title: General Partner

                                    By: MLF Capital Management, L.P.
                                        Sole shareholder

                                    By: MLF Holdings, LLC
                                        General Partner

                                    By: /s/ Matthew L. Feshbach
                                        --------------------------------
                                        Name:  Matthew L. Feshbach
                                        Title: Managing Member

                                    MLF CAYMAN GP, LTD.

                                    By: MLF Capital Management, L.P.
                                        Sole shareholder

                                    By: MLF Holdings, LLC
                                        General Partner

                                    By: /s/ Matthew L. Feshbach
                                        --------------------------------
                                        Name:  Matthew L. Feshbach
                                        Title:  Managing Member

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 10 of 12 Pages
------------------------                                  ----------------------

                                    MLF CAPITAL MANAGEMENT, L.P.

                                    By: MLF Holdings, LLC
                                        General Partner

                                    By: /s/ Matthew L. Feshbach
                                        --------------------------------
                                        Name:  Matthew L. Feshbach
                                        Title: Managing Member

                                    MLF HOLDINGS, LLC

                                    By: /s/ Matthew L. Feshbach
                                        --------------------------------
                                        Name:  Matthew L. Feshbach
                                        Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 11 of 12 Pages
------------------------                                  ----------------------

                                     SCHEDULE A

            Transactions in the Shares Since the Filing of Schedule 13D
            -----------------------------------------------------------

TRANSACTIONS BY MLF OFFSHORE PORTFOLIO COMPANY, L.P.

--------------------------------------------------------------------------------
   Shares of Common Stock        Price Per Share ($)          Date of Purchase
         Purchased
--------------------------------------------------------------------------------
            5,800                      14.3655                    02/14/07
--------------------------------------------------------------------------------
           51,743                      14.4356                    02/15/07
--------------------------------------------------------------------------------
           10,300                      13.6595                    03/06/07
--------------------------------------------------------------------------------
           50,000                      13.7041                    03/07/07
--------------------------------------------------------------------------------
           50,000                      13.8439                    03/08/07
--------------------------------------------------------------------------------
           20,000                      13.7915                    03/13/07
--------------------------------------------------------------------------------
           40,000                      13.6673                    03/14/07
--------------------------------------------------------------------------------
            1,600                      13.9400                    03/15/07
--------------------------------------------------------------------------------
            6,800                      13.8500                    03/19/07
--------------------------------------------------------------------------------
           62,500                      13.6988                    03/20/07
--------------------------------------------------------------------------------
           60,000                      13.4192                    03/21/07
--------------------------------------------------------------------------------
           40,000                      13.4128                    03/22/07
--------------------------------------------------------------------------------
           20,000                      13.3187                    03/23/07
--------------------------------------------------------------------------------
           60,000                      13.0989                    03/26/07
--------------------------------------------------------------------------------
           20,000                      13.1221                    03/27/07
--------------------------------------------------------------------------------
           55,000                      12.5541                    03/28/07
--------------------------------------------------------------------------------
           50,000                      12.5828                    03/29/07
--------------------------------------------------------------------------------

MLF INVESTMENTS, LLC

      None

------------------------                                  ----------------------
CUSIP No. 505336 10 7                 13D                    Page 12 of 12 Pages
------------------------                                  ----------------------

MLF CAYMAN GP, LTD.

      None

MLF CAPITAL MANAGEMENT, L.P.

      None

MLF HOLDINGS, LLC

      None

MATTHEW L. FESHBACH

      None